Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 27, 2017	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2017

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2017.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2017 or 2016; therefore, our revenues were minimal.

Operating and marketing expenses of $1,054,000 in the first quarter of 2017 decreased from $1,206,000 in the first quarter of 2016 primarily due to lower employee costs.

General and administrative expenses of $2,008,000 in the first quarter of 2017 were consistent with the $1,954,000 in the first quarter of 2016.

Costs to remove long-lived assets of $286,000 represent costs incurred during the first quarter of 2017 to remove the remaining grandstands, seats and structures that were taken out of service and written off in 2015. We started the removal project during the fourth quarter of 2016 and incurred a total cost of approximately $489,000.

Depreciation expense decreased to $821,000 in the first quarter of 2017 from $896,000 in the first quarter of 2016. The 2016 expense included approximately $91,000 of increased depreciation expense due to a change in the useful life of assets that we decided to renovate during 2016.

Net interest expense was $48,000 in the first quarter of 2017 compared to $59,000 in the first quarter of 2016.

Loss before income taxes was $4,108,000 for the first quarter of 2017 compared to $3,962,000 for the first quarter of 2016. The results for 2017 include the $286,000 of costs to remove long-lived assets while the 2016 results include the $91,000 of accelerated depreciation expense. On an adjusted basis, excluding these items, loss before income taxes was $3,822,000 for the first quarter of 2017 compared to $3,871,000 for the first quarter of 2016.

Net loss for the first quarter of 2017 was $2,405,000 or $.07 per diluted share compared with a loss of $2,343,000 or $.06 per diluted share in the first quarter of 2016. Net loss, adjusted for the aforementioned items, was $2,238,000 or $.06 per diluted share for the first quarter of 2017 compared to $2,289,000 or $.06 per diluted share for the first quarter of 2016. At March 31, 2017, the Company’s total indebtedness was $6,360,000 compared with $7,580,000 at March 31, 2016.

As previously announced, on August 25, 2016, we entered into a definitive agreement to sell our Nashville Superspeedway facility along with some related equipment and other assets. A second amendment was signed on March 22, 2017 to extend the agreement. Closing is now anticipated during the third quarter of 2017. The assets of Nashville Superspeedway are reported as assets held for sale in our consolidated balance sheets.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Event-related	$110	$139

Expenses:
Operating and marketing	1,054	1,206
General and administrative	2,008	1,954
Costs to remove long-lived assets	286	—
Depreciation	821	896

	4,169	4,056

Operating loss	(4,059)	(3,917)

Interest expense, net	(48)	(59)
(Provision) benefit for contingent obligation	(41)	14
Other income	40	—

Loss before income taxes	(4,108)	(3,962)

Income tax benefit	1,703	1,619

Net loss	$(2,405)	$(2,343)

Net loss per common share:
Basic	$(0.07)	$(0.06)

Diluted	$(0.07)	$(0.06)

Weighted average shares outstanding:
Basic	36,306	36,251
Diluted	36,306	36,251

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP LOSS BEFORE INCOME TAXES

TO ADJUSTED LOSS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2017	2016
GAAP loss before income taxes	$(4,108)	$(3,962)

Accelerated depreciation (1)	—	91

Costs to remove long-lived assets (2)	286	—

Adjusted loss before income taxes	$(3,822)	$(3,871)

GAAP net loss	$(2,405)	$(2,343)

Accelerated depreciation, net of income taxes (1)	—	54

Costs to remove long-lived assets, net of income taxes (2)	167	—

Adjusted net loss	$(2,238)	$(2,289)

GAAP net loss per common share - basic and diluted	$(0.07)	$(0.06)

Accelerated depreciation, net of income taxes (1)	—	—

Costs to remove long-lived assets, net of income taxes (2)	—	—

Adjusted net loss per common share - basic and diluted (3)	$(0.06)	$(0.06)

(1)	During the first quarter of 2016, we began a renovation project of certain track related assets at our Dover International Speedway facility which was completed in the first quarter of 2017. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first quarter of 2016.
(2)	Costs to remove long-lived assets represents costs incurred to remove and dispose of certain grandstand seating at our Dover International Speedway facility.
(3)	The components of GAAP net loss per common share for the three months ended March 31, 2017 do not add to the adjusted net loss per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted loss before income taxes, adjusted net loss and adjusted net loss per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation and costs to remove long-lived assets. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to loss before income taxes, net loss or net loss per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2017	March 31, 2016	December 31, 2016
ASSETS
Current assets:
Cash	$1	$153	$1
Accounts receivable	1,438	1,430	419
Inventories	18	71	17
Prepaid expenses and other	1,515	1,820	1,104
Prepaid income taxes	—	2	—
Deferred income taxes	—	1,408	—
Assets held for sale	26,000	26,000	26,000

Total current assets	28,972	30,884	27,541

Property and equipment, net	52,326	53,105	52,723
Other assets	1,052	844	1,022
Deferred income taxes	—	531	—

Total assets	$82,350	$85,364	$81,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$352	$686	$347
Accrued liabilities	2,242	2,246	2,858
Payable to Dover Downs Gaming & Entertainment, Inc.	8	10	7
Income taxes payable	103	—	218
Deferred revenue	4,703	5,648	1,355

Total current liabilities	7,408	8,590	4,785

Revolving line of credit, net	6,360	7,580	3,840
Liability for pension benefits	4,013	3,689	4,143
Provision for contingent obligation	1,843	1,713	1,802
Deferred income taxes	11,223	14,087	12,911

Total liabilities	30,847	35,659	27,481

Stockholders’ equity:
Common stock	1,838	1,833	1,828
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,929	101,764	101,858
Accumulated deficit	(50,745)	(52,644)	(48,340)
Accumulated other comprehensive loss	(3,370)	(3,099)	(3,392)

Total stockholders’ equity	51,503	49,705	53,805

Total liabilities and stockholders’ equity	$82,350	$85,364	$81,286

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating activities:
Net loss	$(2,405)	$(2,343)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	821	896
Amortization of credit facility fees	16	24
Stock-based compensation	186	109
Excess tax benefits from stock-based compensation	—	(27)
Deferred income taxes	(1,703)	(1,620)
Provision (benefit) for contingent obligation	41	(14)
Changes in assets and liabilities:
Accounts receivable	(1,019)	(1,257)
Inventories	(1)	1
Prepaid expenses and other	(460)	(692)
Accounts payable	(184)	422
Accrued liabilities	(616)	(969)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	1	54
Income taxes payable/prepaid income taxes	(115)	(1)
Deferred revenue	3,348	4,370
Liability for pension benefits	(88)	(72)

Net cash used in operating activities	(2,178)	(1,119)

Investing activities:
Capital expenditures	(235)	(332)
Purchases of available-for-sale securities	(95)	(2)
Proceeds from sale of available-for-sale securities	93	1

Net cash used in investing activities	(237)	(333)

Financing activities:
Borrowings from revolving line of credit	3,580	3,100
Repayments on revolving line of credit	(1,060)	(1,420)
Repurchase of common stock	(105)	(103)
Excess tax benefits from stock-based compensation	—	27

Net cash provided by financing activities	2,415	1,604

Net increase in cash	—	152
Cash, beginning of period	1	1

Cash, end of period	$1	$153